================================================================================

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                          INSILCO HOLDINGS CORPORATION

                        PORTER, WRIGHT, MORRIS & ARTHUR
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                               INSILCO HOLDING CO.









                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   TO BE HELD

                                  JULY 22, 1999

                                       AND

                                 PROXY STATEMENT








================================================================================

                                    IMPORTANT

                      PLEASE MARK, SIGN AND DATE YOUR PROXY
                 AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE

                               INSILCO HOLDING CO.
                              425 METRO PLACE NORTH
                               DUBLIN, OHIO 43017
                                 (614) 792-0468


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 22, 1999


                                                                    July 8, 1999

To the Stockholders of Insilco Holding Co.:

         NOTICE is hereby given that the Annual Meeting of Stockholders of Insilco Holding Co., a Delaware corporation (the "Company"), will be held at the offices of Donaldson, Lufkin & Jenrette at 277 Park Avenue, New York, New York, on Thursday, July 22, 1999, at 9:00 a.m., local time, for the following purposes:

         1. To elect seven directors, each for a one-year term expiring at the Annual Meeting of Stockholders in 2000.

         2. To amend the Insilco Holding Co. Stock Option Plan to allow the grant of stock options to non-employee directors under the Plan.

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Owners of Common Stock of the Company of record at the close of business on July 6, 1999, will be entitled to vote at the meeting.

         Whether or not you plan to attend the meeting, please date, sign and mail the enclosed proxy in the envelope provided.

         A copy of the Annual Report on Form 10-K/A No. 1 of the Company for the fiscal year ended December 31, 1998, is enclosed. Thank you for your cooperation.

                                           By Order of the Board of Directors

                                           David A. Kauer
                                           President and Chief Executive Officer

                               INSILCO HOLDING CO.
                              425 METRO PLACE NORTH
                               DUBLIN, OHIO 43017
                                 (614) 792-0468

                                                                    July 8, 1999


                               PROXY STATEMENT FOR
                       1999 ANNUAL MEETING OF STOCKHOLDERS

                                  INTRODUCTION

        This Proxy Statement is furnished to the stockholders of Insilco Holding Co., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the offices of Donaldson, Lufkin & Jenrette at 277 Park Avenue, New York, New York, on Thursday, July 22, 1999, at 9:00 a.m., local time, and at any adjournment thereof. The Proxy Statement and the enclosed proxy are being mailed to the stockholders on or about the date set forth above.

        All shares represented by properly executed proxies received by the Board of Directors pursuant to this solicitation will be voted in accordance with the stockholder's directions specified on the proxy or, in the absence of specific instructions to the contrary, will be voted in accordance with the Board of Director's unanimous recommendations, which are FOR the election of Randall E. Curran, William F. Dawson, Jr., Thompson Dean, John F. Fort III, David Y. Howe, David A. Kauer, and Keith Palumbo as directors of the Company; FOR the amendment of the Insilco Holding Co. Stock Option Plan allowing the grant of stock options to non-employee directors under the Plan; and, at the discretion of the persons acting under the proxy, to transact such other business as may properly come before the meeting or any adjournment thereof.

        A proxy may be revoked, without affecting any vote previously taken, by written notice mailed to the Company (attention Chief Executive Officer or Corporate Secretary) or delivered in person at the meeting, by filing a duly executed, later dated proxy, or by attending the meeting and voting in person.

        A majority of the outstanding shares of the Company will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. The election of each director nominee requires the favorable vote of a plurality of all votes cast by the holders of Common Stock at a meeting at which a quorum is present. Only shares that are voted for a particular nominee will be counted towards such nominee's achievement of a plurality. Abstentions and broker non-votes are not counted toward such nominee's achievement of a plurality and, thus, will have no effect. Each other matter to be submitted to the stockholders at this meeting requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote. Therefore, on all matters other than the election of directors, abstentions and broker non-votes will have the same effect as votes cast against the proposal.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

VOTING RIGHTS

        Only stockholders of record at the close of business on July 6, 1999, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. At July 6, 1999, the Company had 1,472,487 outstanding shares of Common Stock, $.001 par value (the "Common Stock"). Each stockholder is entitled to one vote for each share held. There are no cumulative voting rights in the election of directors. See also, "Information Concerning Directors, Executive Officers and Principal Stockholders."


                              ELECTION OF DIRECTORS

        Management has nominated Randall E. Curran, William F. Dawson, Jr., Thompson Dean, John F. Fort III, David Y. Howe, David A. Kauer, and Keith Palumbo for election as directors of the Company, each to serve for a term of one year and until his successor is duly elected and qualified. The shares represented by the enclosed proxy, if returned duly executed and unless instructions to the contrary are indicated thereon, will be voted FOR the nominees. If for any reason a nominee should not be a candidate for election at the time of the meeting (which management does not expect), the proxies may be voted for a substitute nominee in the discretion of those named as proxies. The election of each nominee requires the favorable vote of a plurality of all votes cast by the holders of Common Stock.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH NOMINEE FOR DIRECTOR.

        The following table sets forth name, age and business experience of the nominees for election as directors of the Company. Each director has held the occupation indicated for more than the past five years unless otherwise indicated.

                        NAME AND BUSINESS EXPERIENCE                       AGE
                        ----------------------------                       ---

RANDALL E. CURRAN                                                           43

Mr. Curran has been a Director, Chairman of the Board, President and Chief Executive Officer of Thermadyne LLC since May 1998. Mr. Curran has also served as a Director of Thermadyne Holdings Corporation since February 1994 and was elected Chairman of the Board and Chief Executive Officer of Thermadyne Holdings Corporation in February 1995, having previously served as President of Thermadyne Holdings since August 1994 and as Executive Vice President and Chief Operating Officer of Thermadyne Holdings Corporation since February 1994. He also serves as President of Thermadyne Industries, Inc., a position he has held since 1992. From 1986 to 1992, Mr. Curran was Chief Financial Officer of Thermadyne Holdings Corporation and/or its predecessors. Prior to 1986, Mr. Curran held various executive positions with Cooper Industries, Inc.

WILLIAM F. DAWSON, JR.                                                      34

Mr. Dawson has been a Principal of DLJMB Inc. since August 1997. From December 1995 to August 1997, he was a Senior Vice President in DLJ's High Yield Capital Markets Group. Prior thereto, Mr. Dawson was a Vice President in the Leveraged Finance Group within DLJ's Investment Banking Group. Mr. Dawson serves as a director of Von Hoffman Corporation and Thermadyne Holdings Corporation.

THOMPSON DEAN                                                               40

Mr. Dean has been the Managing Partner of DLJMB Inc. since November 1996. Prior thereto, Mr. Dean was a Managing Director of DLJMB Inc. (and its predecessor). Mr. Dean serves as a director of Commvault Inc., Von Hoffman Corporation, Manufacturers' Services Limited, Phase Metrics, Inc., and Arcade Holding Corporation.

JOHN F. FORT III                                                            57

Mr. Fort retired as Chairman of the Board of the Directors of Tyco International, Inc. a position he held from 1982 to December 1992. Mr. Fort also served as Chief Executive Officer of Tyco International, Inc. from 1982 to June 1992. Mr. Fort serves as a director of Tyco International, Inc., Dover Corporation and Roper Industries.

DAVID Y. HOWE                                                               34

Mr. Howe has been a Vice President of Citicorp Venture Capital, Ltd. since 1993. Mr. Howe serves as a director of Aetna Industries, Inc., American Italian Pasta Company, IPC Information Systems, Inc. and
PenTab Industries, Inc.

DAVID A. KAUER                                                              43

Mr. Kauer has been President and Chief Executive Officer of the Company since June 1999. Prior to that, he served as Vice President and Chief Financial Officer of the Company from May 1998 to June 1999, as Vice President and Treasurer of the Company from April 1997 to May 1998, and as Treasurer from September 1993 to April 1997. From October 1989 to September 1993, he served as Controller and Treasurer of Johnson Yokogawa Corporation (a joint venture of Yokogawa Electric Corporation and Johnson Controls, Inc.)

KEITH PALUMBO                                                               30

Mr. Palumbo has been a Vice President of DLJMB Inc. since December 1997. Prior thereto, Mr. Palumbo was an Associate in DLJ's investment banking group.

        Messrs. Howe, Dawson and Dean were first elected to the Board of Directors effective August 17, 1998. Mr. Curran became a director on October 21, 1998 and Messrs. Fort and Palumbo became directors on January 26, 1999. Each has served as a director continuously since his election. Mr. Smialek, who was a director of the Company and its predecessor since May 1, 1993, resigned as a director in June 1999 and is not seeking reelection. In June 1999, Mr. Kauer was elected to the Company's Board of Directors to fill the vacancy left by Mr. Smialek's resignation.


                      INFORMATION CONCERNING THE DIRECTORS,
                  EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS

SECURITY OWNERSHIP OF DIRECTORS, OFFICERS, AND CERTAIN BENEFICIAL OWNERS

       The following table sets forth certain information with respect to the beneficial ownership of Company Common Stock as of June 30, 1999 by (i) any person or group who beneficially owns more than five percent of Company Common Stock, (ii) each of the Company's directors and named executive officers and
(iii) all directors and executive officers as a group.(1)

                                                       SHARES
                                                     BENEFICIALLY   PERCENTAGE
     NAME AND ADDRESS OF BENEFICIAL OWNER               OWNED        OF CLASS
--------------------------------------------------   ------------   ----------
DLJ Merchant Banking Partners II, L.P. and related
     investors(2)(3) .............................    1,043,584      70.8%
399 Venture Partners, Inc.(4) ....................      266,666      19.3%
Thompson Dean(6) .................................           --        --
William F. Dawson, Jr.(5) ........................           --        --
Keith Palumbo(5) .................................           --        --
David Y. Howe(6) .................................           --        --
Randall E. Curran ................................           --        --
John F. Fort III .................................           --        --
Robert L. Smialek(7) .............................       21,354       1.5%
Kenneth H. Koch(7) ...............................          300         *
David A. Kauer ...................................           27         *
Leslie G. Jacobs(7) ..............................           13         *
Michael R. Elia ..................................           --        --
All directors and executive officers
     as a group (8 persons)(5)(6) ................           27         *

----------

*     Represents less than 1%.

(1) On August 17, 1998, a series of transactions involving the Company was completed. These transactions included, among other things, the formation by the Company (then a wholly owned subsidiary of Insilco) of a wholly owned subsidiary ("ReorgSub"), followed by the merger of ReorgSub with and into Insilco (the

      "Reorganization Merger"), pursuant to which each stockholder of Insilco had his or her shares of Insilco Corporation converted into the same number of shares of the Company and the right to receive $0.01 per share in cash, and the Company became the parent of Insilco.


      Promptly following the Reorganization Merger, a second merger took place pursuant to which Silkworm Acquisition Corporation ("Silkworm"), an affiliate of Donaldson, Lufkin & Jenrette Merchant Banking Partners, II, L.P. ("DLJMB"), merged with and into the Company (the "Merger," and together with the Reorganization Merger, the "Mergers") and each share of the Company's Common Stock was converted into the right to receive $43.47 in cash and 0.03378 of a share of the Company's Common Stock. Thus, as a result of the Mergers, each stockholder of Insilco, in respect of each of his or her shares, received $43.48 in cash and retained 0.03378 of a share of the Company's Common Stock. Concurrently with the consummation of the Mergers, the DLJMB Funds purchased 1,400,000 shares of the Company 15% Senior Exchangeable Preferred Stock due 2012 (the "PIK Preferred Stock"), and warrants to purchase 65,603 shares of the Company's Common Stock at an exercise price of $0.001 per share (the "DLJMB Warrants").

      Following the Mergers, (i) Insilco's existing stockholders retained, in the aggregate, approximately 10.1% (9.4% on a fully diluted basis) of the outstanding shares of the Company's Common Stock; (ii) the DLJMB Funds held approximately 69.0% (69.8% on a fully diluted basis) of the outstanding shares of the Company's Common Stock; (iii) 399 Venture Partners Inc., an affiliate of Citibank, N.A. ("CVC"), purchased shares of Silkworm which in the Merger were converted into approximately 19.3% (17.8% on a fully diluted basis) of the outstanding shares of the Company's Common Stock; and (iv) management of the Company purchased approximately 1.7% (1.5% on a fully diluted basis) of the outstanding shares of the Company's Common Stock.

      Immediately prior to the effectiveness of the Reorganization Merger, each outstanding option to acquire shares of the common stock of Insilco granted to employees and directors, whether or not vested (the "Options") was canceled and in lieu thereof, each holder of an Option received a cash payment in an amount equal to (x) the excess, if any, of $45.00 over the exercise price of the Option multiplied by (y) the number of shares subject to the Option, less applicable withholding taxes (the "Option Cash Payments"). Certain holders of such Options elected to utilize amounts otherwise receivable by them to purchase equity or equity units of the Company.

(2) Includes 65,603 shares of the Company's Common Stock issued following exercise on March 12, 1999 of the DLJMB Warrants issued in connection with the PIK Preferred Stock. Also includes 22,425 shares of the Company's Common Stock issued following exercise on March 12, 1999 of warrants, which were issued as part of the Company's Units purchased by the DLJ Mezzanine Investors (as defined herein).

(3)   Consists of shares held directly by the following investors related to
      DLJMB: DLJ Offshore Partners II, C.V. ("Offshore"), a Netherlands Antilles limited partnership, DLJ Diversified Partners, L.P. ("Diversified"), a Delaware limited partnership, DLJMB Funding II, Inc. ("Funding"), a Delaware corporation, DLJ Merchant Banking Partners II-A, L.P. ("DLJMBPIIA"), a Delaware limited partnership, DLJ Diversified Partners-A. L.P. ("Diversified A"), a Delaware limited partnership, DLJ Millennium Partners, L.P. ("Millennium"), a Delaware limited partnership, DLJ Millennium Partners-A, L.P. ("Millennium A"), a Delaware limited partnership, DLJ EAB Partners, L.P. ("EAB"), a Delaware limited partnership, UK Investment Plan 1997 Partners ("UK Partners"), a Delaware partnership, DLJ First ESC L.P. ("DLJ First ESC"), a Delaware limited partnership, and DLJ ESC II, L.P. ("DLJESCII"), a Delaware limited partnership. See "Board of Director Interlocks and Insider Participation"). The address of each of DLJMB, Diversified, Funding, DLJMBPIIA, Diversified A, Millennium, Millennium A, DLJ First ESC, DLJ ESC II and EAB is 277 Park Avenue, New York, New York 10172. The address of Offshore is John B. Gorsiraweg 14, Willemstad, Curacao, Netherlands Antilles. The address of UK Partners is 2121 Avenue of the Stars, Fox Plaza, Suite 3000, Los Angeles, California 90067.

(4) The address of 399 Venture Partners, Inc. is 399 Park Avenue, New York, New York, 10022-4614.

(5) Messrs. Dean, Dawson and Palumbo are officers of DLJMB Inc., an affiliate of DLJMB and the Initial Purchaser. The business address of Messrs. Dean, Dawson and Palumbo is DLJMB Inc., 277 Park Avenue,

      New York, New York 10172. Share data shown for such individuals excludes shares shown as held by the DLJMB Funds, as to which such individuals disclaim beneficial ownership.

(6) Mr. Howe is an officer of Citicorp Venture Capital, Ltd., an affiliate of 399 Venture Partners, Inc. The business address of Mr. Howe is 399 Park Avenue, New York, NY 10022-4614. Share data shown for Mr. Howe excludes shares shown as held by 399 Venture Partners, Inc., as to which Mr. Howe disclaims beneficial ownership.

(7)   Messrs. Smialek, Koch, and Jacobs resigned from the Company in June 1999.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

       The Board of Directors of the Company had one regular meeting and one special meeting during 1998. Each of the directors attended 75% or more of the total number of the Board of Directors meetings held during 1998.
The Board of Directors has no standing Audit or Compensation Committees.

       Insilco, the registrant prior to the Mergers, had one regular and seven special board meetings prior to the Mergers. On August 13, 1998, all of the directors of Insilco resigned, except for Mr. Smialek who subsequently resigned in June 1999, and vacancies on the Board of Insilco created by the resignations were filled by Messrs. Dean and Dawson. The members of the Insilco Audit Committee prior to the Mergers were James J. Gaffney, Terence M. O'Toole, Thomas
E. Petry and Barry S. Volpert. The Audit Committee oversaw the work of the internal audit staff and external auditors. The Compensation Committee, prior to the Mergers, was comprised of James J. Gaffney and Thomas E. Petry, and it reviewed officer compensation, administered the Insilco 1993 Long-Term Incentive Plan (the "Incentive Plan"), and met once during 1998, with both members attending both meetings. The Board of Directors of the Company currently performs the functions formerly performed by the Audit and Compensation Committees of Insilco.

DIRECTOR COMPENSATION

       During fiscal 1998, no director received compensation for director services except for reimbursement of reasonable and customary travel expenses.

EXECUTIVE OFFICERS

       Set forth below are the name, age and office of each "executive officer" of the Company (as defined by the Securities and Exchange Commission).

       David A. Kauer, age 43        President and Chief Executive Officer
       Michael R. Elia, age 40       Vice President and Chief Financial Officer

       Executive officers are elected annually to serve for a year or until their successors are elected. During the past five years, Mr. Kauer has had the business experience set forth above under "Directors," while the other executive officer has had the business experience described below. Unless otherwise stated, positions are with the Company.

       Mr. Elia: Vice President and Chief Financial Officer ( since June 1999) and Vice President and Controller (August 1998 to June 1999); was Chief Financial Officer of Jordan Telecommunication Products from February 1997 to August 1998; Director of Strategic Planning Fieldcrest Cannon, Inc. from 1994 to 1997; prior thereto held senior financial positions with Insilco's Technologies Group.

                             EXECUTIVE COMPENSATION

       The aggregate remuneration of the Chief Executive Officer during 1998 and the four other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 for the fiscal year ended December 31, 1998, is set forth in the following table:

                                       SUMMARY COMPENSATION TABLE
                                                               Long-Term Compensation
                                                             --------------------------
                                    Annual Compensation               Awards
                                  -----------------------------------------------------
                                                            Other Annual    Securities       All Other
Name and Principal                                          Compensation    Underlying     Compensation
Position                   Year   Salary ($)  Bonus ($)         ($)         Options (#)         ($)
-------------------------------------------------------------------------------------------------------
Robert L. Smialek(1)       1998  $550,000           --          --                 --     $ 13,519(7)
President and CEO          1997   550,000     $300,000          --                 --        9,901(8)
                           1996   537,499      235,000          --                 --       13,251(9)

David A. Kauer(2)          1998   196,667       40,000          --                 --       93,830(10)
Vice President and Chief   1997   164,000       80,000          --             10,000        3,369(11)
 Financial Officer         1996   143,917       58,000          --              1,500        3,109(12)

Kenneth H. Koch(1)         1998   173,500       27,500          --                 --      393,254(13)
Vice President, General    1997   162,833       75,000          --             10,000        3,314(14)
 Counsel and Secretary     1996   151,167       78,373          --              2,500        3,114(15)

Leslie G. Jacobs(1)        1998   174,167       13,500      13,500(5)              --      388,921(16)
Vice President, Human      1997   165,000       70,000          --             10,000        4,031(17)
 Resources and Assistant   1996   155,833       62,500          --                 --        3,762(18)
 Secretary

Michael R. Elia(3)         1998    70,288       44,875(4)   14,875(6)              --       99,294(19)
Vice President and         1997        --           --          --                 --           --
 Corporate Controller      1996        --           --          --                 --           --

--------------

(1)    Messrs. Smialek, Koch, and Jacobs resigned from the Company in June 1999.

(2) Mr. Kauer was named President and Chief Executive Officer of the Company in June 1999.

(3) Mr. Elia joined the Company August 1, 1998, and was named Vice President and Chief Financial Officer in June 1999.

(4)    Includes $30,000 sign-on bonus.

(5) Portion of bonus deferred to purchase equity units (see Long-Term Incentive Plan Table).

(6) Portion of bonus deferred to purchase equity units (see Long-Term Incentive Plan Table).

(7) Includes employer contributions under the Company's Employee Thrift Plan 401(k) (the "Thrift Plan") ($2,400), insurance premiums paid by the Company ($7,643) and medical reimbursements ($3,476).

(8) Includes Thrift Plan contributions ($2,250) and insurance premiums paid by the Company ($7,501).

(9) Includes Thrift Plan contributions ($2,250) and insurance premiums paid by the Company ($10,509).

(10) Includes monies received from the Value Appreciation Agreement ($90,300), Thrift Plan contributions ($2,400) and insurance premiums paid by the Company ($1,130).

(11) Includes Thrift Plan contributions ($2,400) and insurance premiums paid by the Company ($969).

(12) Includes Thrift Plan contributions ($2,250) and insurance premiums paid by the Company ($859).

(13) Includes monies received from the Value Appreciation Agreement ($390,000), Thrift Plan contributions ($2,400) and insurance premiums paid by the Company ($854).

(14) Includes Thrift Plan contributions ($2,400) and insurance premiums paid by the Company ($791).

(15) Includes Thrift Plan contributions ($2,250) and insurance premiums paid by the Company ($733).

(16) Includes monies received from the Value Appreciation Agreement ($384,800), Thrift Plan contributions ($2,400) and insurance premiums paid by the Company ($1,721).

(17) Includes Thrift Plan contributions ($2,400) and insurance premiums paid by the Company ($1,631).

(18) Includes Thrift Plan contributions ($2,250) and insurance premiums paid by the Company ($1,512).

(19) Includes moving expenses ($98,728) and Thrift Plan contributions ($319) and insurance premiums paid by the Company ($247).


STOCK OPTIONS

       None of the executive officers were granted stock options in 1998.

       The following table provides certain information regarding the number and the value of stock options exercised during 1998 and the value of stock options held by the named executive officers at fiscal year end.


                                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                       AND FISCAL YEAR-END OPTION VALUES
                                                      NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                                                  OPTIONS AT FISCAL YEAR-END (#)     AT FISCAL YEAR-END ($)
                                                  ------------------------------   ---------------------------
                          SHARES
                        ACQUIRED ON     VALUE
                         EXERCISE      REALIZED
     NAME                   (#)        ($) (6)     EXERCISABLE  UNEXERCISABLE      EXERCISABLE  UNEXERCISABLE
---------------------  ------------   ----------   -----------  -------------      -----------  --------------
Robert L. Smialek(1)     N/A(2)       $3,120,010            -              -                -               -

David A. Kauer           N/A(3)       $        -            -              -                -               -

Kenneth H. Koch(1)       N/A(4)       $   17,530            -              -                -               -

Leslie G. Jacobs(1)      N/A(5)       $  271,790            -              -                -               -

Michael R. Elia          N/A          $        -            -              -                -               -

--------------

(1)    Messrs. Smialek, Koch, and Jacobs resigned from the Company in June 1999.

(2)    Option gain of $999,990 rolled over into Equity Unit Plan.

(3)    Option gain of $322,500 rolled over into Equity Unit Plan.

(4)    Option gain of $299,970 rolled over into Equity Unit Plan.

(5)    Option gain of $99,990 rolled over into Equity Unit Plan.

(6) Represents gain from Option Cash Payments net of amounts rolled over into Equity Unit Plan.

       The following table provides certain information regarding long-term incentive plan awards of the Company's Common Stock granted to executive officers named in the summary compensation table in 1998 under the Incentive Plan.

             LONG -TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR
                          Number of Shares,
                            Units or Other         Performance or Other Period
       Name                  Rights (#)            Until Maturation or Payout(1)
--------------------      -----------------        -----------------------------
Robert L. Smialek(2)            22,222                        --

David A. Kauer                  14,000                        --

Kenneth H. Koch(2)              6,666                         --

Leslie G. Jacobs(2)             4,444                         --

Michael R. Elia                 3,777                         --

--------------

(1) The shares of the Company's Common Stock were sold to such persons at a purchase price of $45 per share. Holders of such common stock are not permitted to transfer it until (i) sixty days after they are terminated from Insilco or (ii) a Significant Event (as defined) occurs. Upon the occurrence of any Significant Event prior to August 17, 2008, or the person's termination, the Company has a right to purchase from such person, and the holder has a right to sell to the Company, the Company's Common Stock at a price equal to the common stock's Fair Market Value (as defined) thereof or, if such holder was terminated for Cause (as defined), at the lesser of $45 and the Fair Market Value. Holders of the equity units purchased them for a price equal to their Fair Market Value (which could have been paid for in cash, the termination of options or the agreement to forego future salary and bonus payments). Such equity units are cancelled upon the occurrence of a Significant Event or the holder's termination from Insilco, at which time the holder will receive a payment equal to the Fair Market Value of the equity units or, if such holder was terminated for Cause (as defined), a payment equal to the lesser of $45 and the Fair Market Value (which amount may be paid, at the committee's discretion, either in cash or shares of the Company's Common Stock).

(2) Messrs. Smialek, Koch, and Jacobs resigned from the Company in June 1999. The Company has agreed to redeem the shares held by Messrs. Smialek, Koch, and Jacobs at their original purchase price of $45 per share paid by each of them.

RETIREMENT PLAN AND SUPPLEMENTAL ARRANGEMENTS

       The Company's Retirement Plan for Salaried Employees (the "Retirement Plan") provides retirement benefits for salaried employees, including officers. The Company compensates employees for the loss of benefits which otherwise would result because of the limitations the Internal Revenue Code places on pensions that may be paid under tax-qualified retirement plans such as the Retirement Plan. The unfunded supplemental retirement payments are accounted for as operating expenses when earned.

       The following table shows the estimated annual retirement allowances payable after retirement at normal retirement age to persons in the following specified remuneration and years-of-service classifications (before any deductions for joint or survivorship payments) without regard to any statutory limitations imposed by the Internal Revenue Code. Normal retirement allowances, beginning at age 65, equal (i) 50% of final average compensation minus (ii) 50% of the retiree's primary social security benefit, pro-rated if total service is less than 25 years or, in certain cases, is less than 35 years. Five years of service is required for vesting.

  FINAL                            YEARS OF SERVICE
 AVERAGE
EARNINGS(1)     15           20           25           30          35
-----------  --------     --------     --------     --------     --------
$125,000     $ 33,385     $ 44,514     $ 55,642     $ 55,642     $ 55,642
 150,000       40,885       54,514       68,142       68,142       68,142
 175,000       48,385       64,514       80,642       80,642       80,642
 200,000       55,885       74,514       93,142       93,142       93,142
 250,000       70,885       94,514      118,142      118,142      118,142
 300,000       85,885      114,514      143,142      143,142      143,142
 350,000      100,885      134,514      168,142      168,142      168,142
 400,000      115,885      154,514      193,142      193,142      193,142
 450,000      130,885      174,514      218,142      218,142      218,142
 500,000      145,885      194,514      243,142      243,142      243,142
 550,000      160,885      214,514      268,142      268,142      268,142
 600,000      175,885      234,514      293,142      293,142      293,142
 650,000      190,885      254,514      318,142      318,142      318,142

---------------

(1) The higher of (i) average annual compensation for any five consecutive calendar years during the final 10 years of employment or (ii) the average annual compensation for the last 60 months of employment. Compensation consists of salary (including voluntary salary deferrals) and bonus. Supplemental payments are based on average earnings in excess of $160,000.

       At December 31, 1998, Messrs. Smialek, Koch, Kauer, Jacobs and Elia were credited, under the Retirement Plan and various supplemental arrangements, with approximately 4.7, 4.2, 4.3, 7.9, and 9.7 years of service, respectively, for purposes of determining their pensions. Messrs. Smialek, Koch, and Jacobs resigned from the Company in June 1999.

EMPLOYMENT AND SEVERANCE BENEFIT AGREEMENTS

       The following is a description of the employment agreements with certain of Insilco's executive officers at the end of the 1998 fiscal year. Messrs. Smialek, Koch, and Jacobs resigned from the Company in June 1999.

       The Company employs Mr. Smialek under an agreement providing that Mr. Smialek will serve indefinitely as President and Chief Executive Officer of the Company. Under the agreement, Mr. Smialek receives an annual base salary of $550,000. Mr. Smialek will be eligible to receive annual bonuses and salary increases in such amounts as may be reasonably determined by the Board of Directors. Mr. Smialek received no bonus in 1998. Mr. Smialek also is entitled to participate in all incentive, savings, retirement and welfare benefit plans and arrangements in which certain other senior executive officers are eligible to participate, other than any restricted stock or option plans in which his participation will be at the discretion of the Company.

       If Mr. Smialek's employment is terminated by the Company without "Cause" or by Mr. Smialek for "Good Reason" (as the quoted terms are used in the agreement), he will be entitled to a lump sum amount equal to his accrued salary, pro rated annual bonus and vacation pay and any compensation previously deferred by him (collectively, the "Accrued Obligations") as well as a severance payment equal to his annual salary plus the greater of $150,000 or his most currently determined annual bonus, together with the continuation of certain benefits for a one-year period.

       In December 1996, the Company entered into a Value Appreciation Agreement with Messrs. Jacobs, Koch, Kauer and certain other officers. The Value Appreciation Agreement provided that the executives would be entitled to receive a commission from the Company in certain circumstances following a transaction giving rise to a change in control. Upon consummation of the Mergers, a commission on the sale of $2.6 million was paid and the Value Appreciation Agreement was terminated.

       In December 1996, the Company entered into Income Protection Agreements with Messrs. Jacobs, Koch, Kauer and certain other officers. The Income Protection Agreements provide that in the event of termination of an executive's employment by the Company without cause, or, in certain circumstances, by the executive, the executive will be entitled to receive certain severance benefits. The benefits payable to the executive in the event of a termination of employment covered by the Income Protection Agreement are as follows: (i) one year's base salary; (ii) a bonus equal to the bonus paid to executive in 1996 or the target bonus for the year in which employment is terminated; (iii) continued participation in the Company's benefit plans for the duration of the severance period; (iv) continuation of any rights to indemnification from the Company; and
(v) certain outplacement services. The Income Protection Agreements have three year terms and automatically renew for subsequent one year terms, unless terminated by either party.

       The following Compensation Committee Report and Performance Graph will not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under such Acts.

                          BOARD COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

OVERVIEW

       The Board of Directors, with the advice of the Chief Executive Officer, reviews and evaluates individual executive officers and determines the compensation for each executive officer. In general, the Board's philosophy is to attract, motivate and retain qualified key executives, reward individual performance, relate compensation to Company goals and objectives and enhance stockholder value. The Company's compensation program includes competitive base salaries, annual bonus opportunities, competitive benefits and long-term awards under the Insilco Holding Co. Stock Option Plan (the "Plan").

COMPENSATION OF CHIEF EXECUTIVE OFFICER

       Robert L. Smialek became the Company's Chief Executive Officer effective May 1, 1993. The Compensation Committee then in place, by approval of the Second Extension Agreement between the Company and Mr. Smialek, dated September 25, 1997, extended the employment agreement indefinitely. In 1998, Mr. Smialek received a base salary of $550,000. Determination of Mr. Smialek's base salary was primarily based on Mr. Smialek's background and experience, and compensation levels of executives in similar positions in comparable businesses. Although Mr. Smialek did not receive a bonus in 1998, he is eligible to receive annual bonuses in such amounts as may be reasonably determined from time to time by the Board of Directors. Mr. Smialek resigned from the Company in June 1999, and David A. Kauer was appointed as President and Chief Executive Officer of the Company in June 1999.

COMPENSATION OF EXECUTIVE OFFICERS

       The Company's compensation program for its executive officers is based on the following objectives:

       o Total compensation of the executive officers should be linked to the financial performance of the Company and enhancement of stockholder value.

       o The compensation paid to the executive officers of the Company should be competitive with executive compensation levels of similar companies so that the Company can attract, motivate and retain qualified key executives.

       o The compensation program should reward outstanding individual performance and contributions to the Company as well as experience.

       Compensation for executive officers in 1998 consisted of base salary, bonuses and related stock option and incentives related to the Merger. Base salaries and bonuses were paid to executive officers (excluding the Chief Executive Officer) based upon each such executive officer's individual performance, duties, responsibilities, experience and tenure, general economic conditions, the recent financial performance of the Company, and other factors. Bonuses paid to the executive officers were determined in accordance with a bonus plan that required 70% of the bonus to be determined on the basis of the Company's achieving certain specified financial performance goals, and 30% on the basis of the Board of Directors' and the Chief Executive Officer's evaluation of the performance of each executive officer. In addition, the Chief Executive Officer has the discretion to make performance-related individual awards.

       The Plan was adopted in 1998, but no stock options were awarded under the plan to executive officers in 1998. The future determination of such awards will be based on: (i) the executive officer's length of service; (ii) the levels of options awarded to executives in similar positions and at similar salary levels as compared to surveys published by compensation consulting firms; and (iii) the executive's contributions, performance and perceived ability to impact overall business results.

IMPACT OF 1993 TAX ACT CHANGES

       The Budget Reconciliation Act of 1993 (the "Act") amended the Internal Revenue Code to add Section 162(m) that bars a deduction to any publicly held corporation for compensation paid to a "covered employee" in excess of $1,000,000 per year (the "Dollar Limitation"). A covered employee of the Company is any employee who appears in the Summary Compensation Table who is also employed by the Company on December 31. The Dollar Limitation applies to tax years beginning after 1993.

       The legislation potentially impacts three components of the Company's executive compensation package. These include base salaries, bonuses, and awards under the Plan. The Company does not believe that the legislation as amended will have any effect on the deductibility of compensation payable in 1998 to any of its executive officers.

       The Company believes that the Plan currently qualifies for the exemption provided for performance based compensation and awards under the Plan will not be subject to the Dollar Limitation.

BOARD OF DIRECTORS:

Thompson Dean
William F. Dawson, Jr.
David Y. Howe
Randall E. Curran
Keith Palumbo
John F. Fort III

                               PERFORMANCE GRAPHS

       As a result of the Mergers on August 17, 1998, the holders of Insilco Common Stock received $43.48 in cash and 0.03378 of a share of Company Common Stock for each share of Insilco Common Stock.

       The following Performance Graph compares the performance of the Company with that of the Russell 2000 Index and the Standard & Poor's Conglomerates Index. The comparison of cumulative total return to stockholders assumes that $100 was invested in the Common Stock of the Company and in the Russell 2000 Index and the Standard & Poor's Conglomerates Index on August 17, 1998, the date of the Mergers and that all dividends were reinvested.

                 COMPARISON OF 4 MONTH CUMULATIVE TOTAL RETURN
             AMONG INSILCO HOLDING CO., THE S&P CONGLOMERATE INDEX
                           AND THE RUSSELL 2000 INDEX

                  Insilco                                    S&P
                 Holding Co.        Russell 2000        Conglomerates
                 -----------        ------------        -------------
8/17/98             100                  100                 100
12/98                49                  102                 108

       The following Performance Graph compares the performance of Insilco with that of the Russell 2000 Index and the Standard & Poor's Conglomerates Index through the date of the Merger, August 17, 1998. The comparison of cumulative total return to shareholders assumes that $100 was invested in the Common Stock of Insilco on September 15, 1993 (the effective date of the registration of the Insilco's Common Stock under the Securities Exchange Act of 1934, as amended), and in the Russell 2000 Index and the Standard & Poor's Conglomerates Index on August 31, 1993, and that all dividends were reinvested.

                 COMPARISON OF 60 MONTH CUMULATIVE TOTAL RETURN
             AMONG INSILCO CORPORATION, THE S&P CONGLOMERATE INDEX
                           AND THE RUSSELL 2000 INDEX

                   Insilco                                   S&P
                 Corporation        Russell 2000        Conglomerates
                 -----------        ------------        -------------
8/93                 100                 100                 100
12/93                113                 105                  99
12/94                207                 104                  94
12/95                268                 129                 122
12/96                323                 148                 139
12/97                277                 181                 156
8/17/98              369                 168                 155

BOARD OF DIRECTOR INTERLOCKS AND INSIDER PARTICIPATION

       The DLJMB Funds own approximately 71.0% of the outstanding shares of the Company's Common Stock (67.0% on a fully diluted basis after giving effect to the issuance of the Warrants). Messrs. Dean and Dawson are officers of DLJMB and directors of Insilco and the Company. Neither the Company nor Insilco is aware of any transaction or of any currently proposed transaction, in which DLJ has any material direct or indirect interest as a result of its ownership position in a party to the transaction other than Insilco, except as follows:

       Donaldson Lufkin & Jenrette Securities Corporation ("DLJSC") received customary fees in connection with the distribution, as part of the financing of the Merger, by Silkworm of units (which were converted into units of the Company (the "Company Units") in the Merger), each unit consisting of $1,000 principal amount at maturity of 14% Senior Discount Notes due 2008 (the "Old Notes"), received customary fees in connection with the arranging of the syndication of the new credit facility, received customary fees in connection with the distribution of the Company's Units and received an advisory fee in connection with the Mergers. In connection with the sale of the Company's Units, the Company granted registration rights to DLJSC in connection with its market-making activities and agreed to indemnify DLJSC against certain liabilities, including liabilities under the Securities Act of 1933. In addition, DLJ Capital Funding is an agent and lender under the new credit facility. DLJ Capital Funding and DLJSC have and will receive customary fees in connection with the provision of the new credit facility. Further, DLJ Capital Funding, Inc., an affiliate of DLJSC, acted as syndication agent in connection with the new credit facility for which it received certain customary fees and expenses and DLJ Bridge Finance Inc., an affiliate of DLJSC, purchased the bridge notes, for which it received customary fees and expenses. DLJSC has, from time to time, provided investment banking and other financial advisory services to Insilco in the past for which it has received customary compensation, and will provide such services and financial advisory services to Insilco in the future. DLJSC acted as purchaser in connection with the initial sale of the Old Notes and received an underwriting discount of approximately $3.6 million in connection therewith. In addition, DLJSC received a merger advisory fee of $3.5 million in cash from the Company after the consummation of the Merger. The aggregate fees to be received by DLJ entities for its various services in 1998 were approximately $15.6 million.

       DLJ Investment Partners, L.P., DLJ ESC II, L.P. and DLJ Investment Funding, Inc. (the "DLJ Mezzanine Investors"), each of which is an affiliate of DLJMB, purchased and aggregate of approximately 50% of the Company Units and are entitled to certain registration rights in connection therewith.

       In connection with the Mergers, DLJMB and the Company entered into an agreement with respect to registration and certain other rights.

       Prior to the Mergers, Water Street Corporate Recovery Fund I, L.P. ("Water Street"), an affiliate of Goldman, Sachs & Co. ("Goldman Sachs"), beneficially owned approximately 45% (62% prior to the Share Repurchase) of Insilco's common stock. Neither the Company nor Insilco is aware of any transaction or of any currently proposed transaction in which Goldman Sachs has any material direct or indirect interest as a result of its ownership position in a party to the transaction other than the Company, except as follows:

       Goldman Sachs advised Insilco in connection with the Mergers and received a fee of $2.0 million payable on the consummation of the Mergers. In the Mergers, Water Street received approximately $81.0 million and retained 62,962 shares of the Company. The Company entered into a Registration Rights Agreement with Water Street in which Water Street has certain registration rights with respect to such 62,962 shares.

       Currently, none of the directors of the Company, with the exception of Mr. Kauer, are employees of the Company. Mr. Kauer serves as the Company's President and Chief Executive Officer.

     PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S STOCK OPTION PLAN TO ALLOW THE GRANT OF STOCK OPTIONS TO NON-EMPLOYEE DIRECTORS UNDER THE PLAN

       The proposed amendment to the Insilco Holding Co. Stock Option Plan (the "Plan") would allow the grant of stock options to non-employee directors under the Plan. Approval of this amendment requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the 1999 Annual Meeting. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE INSILCO HOLDING CO. STOCK OPTION PLAN.

THE STOCK OPTION PLAN

       The Company's Board of Directors believes that providing selected persons with an opportunity to invest in the Company will give them additional incentive to increase their efforts on behalf of the Company and will enable the Company to attract and retain the best available employees. Therefore, the Company's Board of Directors has approved an amendment to the Plan to extend the availability of stock options grants to the Company's non-employee directors.

       The Plan provides for the grant of stock options ("Awards") to officers, employees, and employee-directors of the Company or any of its subsidiaries who are selected by the Board of Directors or a designated committee (the "Committee") to receive options (each, a "Participant"). The Plan was adopted by the Company's Board of Directors and the Company's sole stockholder on June 8, 1998. The proposed amendment to the Plan was approved by the Company's Board of Directors on April 21, 1999.

       The Plan is administered by the Committee, which presently consists of the Company's full Board of Directors. With respect to all eligible persons, the Committee has full power and authority to determine:

       -      to whom, when, and to what extent Awards may be granted;
       -      the type(s) of Awards, and the number of shares covered by Awards;
       -      the restrictions (if any) on an Award;
       -      the exercise price of each option; and
       -      the conditions and limitations on the exercise of each option.

       The Committee also has exclusive authority to interpret the Plan and any agreement under the Plan. Unless the Plan specifically provides to the contrary, the Committee's designations, determinations, and other decisions under the Plan are binding on the Company, Participants, and on the holder or beneficiary of any Award.

       Each Award under the Plan is or will be embodied in a written agreement (the "Award Agreement") that contains the terms and conditions of the Award as determined by the Committee, including provisions regarding the vesting and termination of options. The Award Agreement has or will be delivered to the Participant, although the Participant need not execute or acknowledge it. A Participant may not assign, sell, pledge, or otherwise transfer an Award other than by will or the laws of descent and distribution, or except and to the extent provided in the Award Agreement.

       Options may be exercised at such times and on such terms as the Committee provides in the Award Agreement. Payment of options may be in the form of cash, the Company's Common Stock, or a combination of cash and the Company's Common Stock and may include such restrictions as the Committee has determined. At the Committee's sole discretion, a Participant may receive dividends or dividend equivalent rights with an Award, which are payable in cash, shares, other securities, or other property. A Participant will not receive any shares pursuant to an exercise of stock options until the Company receives payment in full of the exercise price, or until adequate provision has been made for such payment.

       The Board may amended or terminate the Plan at any time, except that such amendment or termination will not be effective without the prior approval of the Company's stockholders, where such approval is required by any applicable legal, tax or regulatory requirement, including Section 16(b) of the Exchange Act. In addition, subject to the Plan's provisions, the Committee may amend, alter or terminate any Award granted under the Plan, except that no amendment, alteration, or termination may impair the rights of any Participant under any Award previously granted without such Participant's consent.

FEDERAL INCOME TAX CONSEQUENCES

       Based on current provisions of the Code and the existing regulations thereunder, the anticipated federal income tax consequences with respect to Incentive Stock Options and Non-Statutory Stock Options granted under the Plan are as described below. The following discussion is not intended to be a complete statement of applicable law and is based upon the federal income tax laws as in effect on the date of this proxy statement.

       Incentive Stock Options. In general, a participant who is granted an Incentive Stock Option does not recognize taxable income either on the date of grant or on the date of exercise. Upon the exercise of an Incentive Stock Option, however, the difference between the fair market value of the shares of the Company's Common Stock received and the option price is a tax preference item potentially subject to the alternative minimum tax. On the later sale or other disposition of the shares of the Company's Common Stock, generally only the difference between the fair market value of the Company's Common Stock on the exercise date and the amount realized on the sale or disposition is includable in alternative minimum taxable income.

       Upon disposition of the shares of the Company's Common Stock acquired from exercise of an Incentive Stock Option, long-term capital gain or loss is generally recognized in an amount equal to the difference between the amount realized on the sale or disposition and the exercise price. However, if the Participant disposes of the shares of the Company's Common Stock within two years of the date of grant or within one year from the date of the issuing of the shares of the Company's Common Stock to the Participant (a "Disqualifying Disposition"), then the Participant will recognize ordinary income, as opposed to capital gain, at the time of disposition. In general, the amount of ordinary income recognized will be equal to the lesser of: (i) the amount of gain realized on the disposition, or (ii) the difference between the fair market value of the shares of the Company's Common Stock received on the date of exercise and the exercise price. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending upon the period of time the shares of the Company's Common Stock have been held.

       The Company is not entitled to a tax deduction upon either exercise of an Incentive Stock Option or disposition of the shares of the Company's Common Stock acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income in a Disqualifying Disposition.

       If the holder of an Incentive Stock Option pays the exercise price, in whole or in part, with previously acquired shares of the Company's Common Stock, the exchange should not effect the Incentive Stock Option tax treatment of the exercise. Upon such exchange, and except for Disqualifying Dispositions, no gain or loss is recognized by the Participant upon the delivery of the previously acquired shares of the Company's Common Stock to the Company for the payment of the exercise price. The shares of the Company's Common Stock received by the Participant, equal in number to the previously acquired shares of the Company's Common Stock exchanged therefor, will have the same basis and holding period for long-term capital gain purposes as the previously acquired shares of the Company's Common Stock. The Participant, however, will not be able to utilize the prior holding period for the purpose of satisfying the Incentive Stock Option statutory holding period requirements. Shares of the Company's Common Stock received by the Participant in excess of the number of previously acquired shares of the Company's Common Stock will have a basis of zero (unless there was gain recognized or cash paid upon the exercise) and a holding period which commences as of the date the shares of the Company's Common Stock are issued to the Participant upon exercise of the Incentive Stock Option. If the exercise of an Incentive Stock Option is effected using shares of the Company's Common Stock previously acquired through the exercise of an Incentive Stock Option, the exchange of the previously acquired shares of the Company's Common Stock will be considered a disposition of such shares of the Company's Common Stock for the purposes of determining whether a Disqualifying Disposition has occurred.

       Non-Statutory Stock Options. A Participant receiving a Non-Statutory Stock Option does not recognize taxable income on the date of grant of the Non-Statutory Stock Option, provided that the Non-Statutory Stock Option does not have a readily ascertainable fair market value at the time it is granted. In general, the Participant must recognize ordinary income at the time of exercise of the Non-Statutory Stock Option in the amount equal to the difference between the fair market value of the Company's Common Stock on the date of exercise and the option price. The ordinary income received will constitute compensation for which tax withholding generally will be required. The amount of ordinary income recognized by a Participant will be deductible by the Company in the year that the Participant recognizes the income if the Company complies with the applicable withholding and reporting requirements.

       Shares of the Company's Common Stock acquired upon exercise of a Non-Statutory Stock Option will have a tax basis equal to their fair market value on the exercise date or other relevant date on which ordinary income is recognized, and the holding period for the shares of the Company's Common Stock generally will begin on the date of exercise or such other relevant date. Upon subsequent disposition of the shares of the Company's Common Stock, the Participant will recognize long-term capital gain or loss if the Participant has held the shares of the Company's Common Stock for more than one year prior to disposition, or short-term capital gain or loss if the Participant has held the shares of the Company's Common Stock for one year or less.

       If the holder of a Non-Statutory Stock Option pays the exercise price, in whole or in part, with previously acquired shares of the Company's Common Stock, the holder will recognize ordinary income in the amount by which the fair market value of the shares of the Company's Common Stock received exceeds the exercise price. The Participant will not recognize gain or loss upon delivery of the previously acquired shares of the Company's Common Stock to the Company. The shares of the Company's Common Stock received by the holder of the Non-Statutory Stock Option equal in number to the previously acquired shares of the Company's Common Stock exchanged therefor will have the same basis and holding period for capital gain purposes as the previously acquired shares of the Company's Common Stock. Shares of the Company's Common Stock received by the holder of the Non-Statutory Stock Option in excess of the number of previously acquired shares of the Company's Common Stock will have a basis equal to the fair market value of such additional shares of the Company's Common Stock as of the date ordinary income is recognized. Generally, the holding period for such additional shares of the Company's Common Stock will commence as of the date of exercise.

       1993 Tax Act. The Budget Reconciliation Act of 1993 (the "1993 Act") has increased the difference between the maximum ordinary income tax rate and the preferential tax rate on long-term capital gains. The 1993 Act has also limited a corporation's ability to deduct certain non-qualifying compensation.

       Section 162(m). Section 162 (m) of the Code no longer permits the Company to deduct non-performance-based compensation in excess of $1,000,000 per year paid to certain covered officers. The Company believes that compensation paid pursuant to the Plan should qualify as performance-based compensation and therefore, Section 162(m) should not cause the Company to be denied a deduction for compensation paid to certain covered officers pursuant to the Plan.


                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

       KPMG Peat Marwick LLP served as the Company's independent accountants and audited the Company's financial statements for the year ending December 31, 1998. It is expected that a representative of KPMG Peat Marwick LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.


                                  ANNUAL REPORT

       The Company's Annual Report to Stockholders for the fiscal year ended December 31, 1998, containing financial statements for such year and the signed opinion of KPMG Peat Marwick LLP, independent certified public accountants, with respect to such financial statements, has been simultaneously sent to stockholders with this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material, and management does not intend to ask, suggest or solicit any action from the stockholders with respect to such report.

       A copy of the Company's Annual Report on Form 10-K/A No. 1 for the fiscal year ended December 31, 1998, is available without charge to stockholders on request to:

                     Insilco Holding Co.
                     Attn:  Corporate Secretary
                     425 Metro Place North
                     Dublin, Ohio  43017


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and greater than 10% stockholders, to file reports of ownership and changes in ownership of the Company's securities with the Securities and Exchange Commission ("SEC"). Copies of the reports are required by SEC regulation to be furnished to the Company. Based on its review of such reports and written representations from reporting persons, the Company believes that all reporting persons complied with all filing requirements during fiscal 1998.

                         COST OF SOLICITATION OF PROXIES

       The cost of this solicitation will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may solicit proxies personally or by telephone. The Company may request persons holding shares in their names for others to forward soliciting materials to their principals to obtain authorization for the execution of proxies, and the Company may reimburse such persons for their expenses in doing so.


                              STOCKHOLDER PROPOSALS

       Each year the Board of Directors submits its nominations for election of directors at the Annual Meeting of Stockholders. Other proposals may be submitted by the Board of Directors or the stockholders for inclusion in the Proxy Statement for action at the Annual Meeting of Stockholders. Any proposal submitted by a stockholder for inclusion in the Proxy Statement for the 2000 Annual Meeting of Stockholders which is expected to be held on April 21, 2000 must be received by the Company (addressed to the attention of the Corporate Secretary) on or before March 7, 2000. To be submitted at the meeting, any such proposal must be a proper subject for stockholder action under the laws of the state of Delaware.


                                  OTHER MATTERS

       The only business which management intends to present at the meeting consists of the matters set forth in this statement. Management knows of no other matters to be brought before the meeting by any other person or group. If any other matter should properly come before the meeting, the proxy holders will vote thereon in their discretion. All proxies received duly executed will be voted. You are requested to sign and date the enclosed proxy and mail it promptly in the enclosed envelope. If you later desire to vote in person, you may revoke your proxy, either by written notice to the Company or in person at the meeting, without affecting any vote previously taken.


                                BY ORDER OF THE BOARD OF DIRECTORS

                                DAVID A. KAUER
                                PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                                                    COMMON STOCK

                           PROXY - INSILCO HOLDING CO.

     The undersigned stockholder of Insilco Holding Co. (the "Company") hereby appoints David A. Kauer and Robert J. Tannous, or either one of them, as attorneys and proxies with full power of substitution to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the offices of Donaldson, Lufkin & Jenrette at 277 Park Avenue, New York, New York, on Thursday, July 22, 1999, at 9:00 a.m., local time, and at any adjournment or adjournments thereof as follows:

1.   THE ELECTION OF DIRECTORS.
     [ ] FOR all nominees listed below (except as marked to the contrary)
     [ ] WITHHOLD AUTHORITY to vote for all nominees listed below
         (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME BELOW.)

         Randall E. Curran    o     William F. Dawson, Jr.   o    Thompson Dean
         John F. Fort III     o     David Y. Howe            o    David A. Kauer
         Keith Palumbo

2. TO CONSIDER AND ACT UPON A PROPOSED AMENDMENT TO THE COMPANY'S STOCK OPTION PLAN TO ALLOW THE GRANT OF STOCK OPTIONS TO NON-EMPLOYEE DIRECTORS UNDER THE PLAN.

     [ ] FOR
     [ ] AGAINST
     [ ] ABSTAIN


3. IN THEIR DISCRETION TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.


THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

     The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders, dated July 8, 1999 and the Proxy Statement furnished therewith. Any proxy heretofore given to vote said shares hereby is revoked.

     PLEASE SIGN AND DATE THIS PROXY BELOW AND RETURN IN THE ENCLOSED ENVELOPE.

                                              Dated:                     , 1999
                                                    ---------------------

                                              ---------------------------------
                                                         (Signature)

                                              ---------------------------------
                                                         (Signature)

                                              Signature(s) must agree with the
                                              name(s) printed on this Proxy. If
                                              shares are registered in two
                                              names, both stockholders should
                                              sign this Proxy. When signing as
                                              attorney, executor, administrator,
                                              trustee or guardian, please give
                                              your full title.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS